Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

OMB APPROVAL
OMB Number: 3235-0362
Expires: January 31, 2005
Estimated average burden
hours per response: 0.5

                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(h) of the Investment Company Act of 1940

[ ]  Check box if no longer  subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[ ]  Form 3 Holdings Reported

[X]  Form 4 Transactions Reported
________________________________________________________________________________
1.   Name and Address of Reporting Person*
     Sax                           Scott                    J.
________________________________________________________________________________
   (Last)                            (First)              (Middle)
     715 Lafayette Street
________________________________________________________________________________
                                    (Street)
     Denver                          CO                     80218
________________________________________________________________________________
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Entrust Financial Services, Inc.,  ENFN.OB
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)
________________________________________________________________________________
4.   Statement for Month/Year
     12/2002
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)
________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)
     [X]  Director                             [X]  10% Owner
     [X]  Officer (give title below)           [ ]  Other (specify below)
          President
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)
     [X]  Form filed by one Reporting Person
     [ ]  Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================
                                                                                5.            6.
                                                       4.                       Amount of     Owner-
                                                       Securities Acquired (A)  Securities    ship
                                2A.       3.           or Disposed of (D)       Beneficially  Form:     7.
                     2.         Deemed    Transaction  (Instr. 3, 4 and 5)      Owned         Direct    Nature of
                     Trans-     Execution Code         ----------------------- -at the End    (D) or    Indirect
1.                   action     Date, if  (Instr. 8)               (A)          of Issuer's   Indirect  Beneficial
Title of Security    Date       any       -----------              or           Fiscal Year   (I)       Ownership
(Instr. 3)          (mm/dd/yy)  (mm/dd/yy)               Amount    (D)  Price  (Instr. 3 & 4) (Instr.4) (Instr.4)
-------------------------------------------------------------------------------------------------------------------
 Common Stock        8/1/02        --        P         630,000      A   $2.60      636,000        D
-------------------------------------------------------------------------------------------------------------------
 Common Stock       10/2/02        --        A           3,000      A   $2.50      636,000        D
-------------------------------------------------------------------------------------------------------------------
 Common Stock       12/2/02        --        A           3,000      A   $1.35      636,000        D
===================================================================================================================

     If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.
                           (Print or Type Responses)                      (Over)

FORM 4 (continued)
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)
================================================================================
                                                                                                                 10.
                                                                                                       9.        Owner-
                                                                                                       Number    ship
            2.                                                                                         of        of
            Conver-                            5.                            7.                        Deriv-    Deriv-   11.
            sion                               Number of                     Title and Amount          ative     ative    Nature
            or                                 Derivative    6.              of Underlying     8.      Secur-    Secur-   of
            Exer-            3A.      4.       Securities    Date            Securities        Price   ities     ity:     In-
            cise             Deemed   Trans-   Acquired (A)  Exercisable and (Instr. 3 and 4)  of      Bene-     Direct   direct
            Price   3.       Execut-  action   or Disposed   Expiration Date  ----------------  Deriv-  ficially  (D) or   Bene-
1.          of      Trans-   ion      Code     of(D)         (Month/Day/Year)          Amount  ative   Owned     In-      ficial
Title of    Deriv-  action   Date if  (Instr.  (Instr. 3,    ---------------           or      Secur-  at End    direct   Owner-
Derivative  ative   Date     any      8)       4 and 5)      Date     Expira-          Number  ity     of Year   (I)      ship
Security    Secur-  (mm/dd/  (mm/dd/  ------   ------------  Exer-    tion             of      (Instr. (Instr.   (Instr.  (Instr.
(Instr. 3)  ity     yy)      yy)                (A)   (D)    cisable  Date   Title     Shares  5)      4)        4)       4)

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------

=================================================================================================================================

Explanation of Responses:

/s/ Scott J. Sax                                          February 14, 2003
---------------------------------------------            -----------------------
        Signature of Reporting Person                             Date

     Intentional misstatements or omissions of facts constitute Federal Criminal
     Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note:  File three copies of this form, one of which must be manually signed.
       If space provided is insufficient, see Instruction 6 for procedure.

                                                                          Page 2